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Free Writing Prospectus pursuant to Rule 433 dated March 3, 2022 / Registration Statement No. 333-253421 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Trigger PLUS Based on the Value of the Financial Select Sector SPDR® Fund due March 14, 2024

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated March 3, 2022, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	the Financial Select Sector SPDR® Fund (Bloomberg symbol, “XLF UP Equity”)
Pricing date:	expected to price on or about March 11, 2022
Original issue date:	expected to be March 16, 2022
Valuation date:	expected to be March 11, 2024
Stated maturity date:	expected to be March 14, 2024
Payment at maturity (for each $10 stated principal amount of your Trigger PLUS):

If the final ETF price is greater than the initial ETF price,

$10 + leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity

If the final ETF price is equal to or less than the initial ETF price, but greater than or equal to the trigger level, $10

If the final ETF price is less than the trigger level,

$10 × ETF performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 10.00% and could be zero.

Leveraged upside payment:	$10 × leverage factor × ETF percent increase
Leverage factor:	200%
Maximum payment at maturity (set on the pricing date):	at least $13.36 per Trigger PLUS (at least 133.60% of the stated principal amount)
ETF percent increase:	(final ETF price - initial ETF price) / initial ETF price
Initial ETF price:	the closing price of the underlying ETF on the pricing date
Final ETF price:	the closing price of the underlying ETF on the valuation date
Trigger level:	90.00% of the initial ETF price
ETF performance factor:	final ETF price / initial ETF price
CUSIP / ISIN:	36262Y813 / US36262Y8131
Estimated value range:	$9.00 to $9.30 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

Trigger PLUS Payoff Diagram*

Hypothetical Final ETF price (as Percentage of Initial ETF price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	133.600%
130.000%	133.600%
116.800%	133.600%
110.000%	120.000%
105.000%	110.000%
100.000%	100.000%
96.000%	100.000%
94.000%	100.000%
92.000%	100.000%
90.000%	100.000%
89.999%	89.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

*assumes a maximum payment at maturity of $13.36

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the securities and certain risks.

About Your Trigger PLUS

The amount that you will be paid on your Trigger PLUS on the stated maturity date is based on the performance of the Financial Select Sector SPDR® Fund as measured from the pricing date to and including the valuation date.

The return on your Trigger PLUS is linked to the performance of the ETF, and not to that of the Financials Select Sector Index (index) on which the ETF is based. The performance of the ETF may significantly diverge from that of its index.

If the final ETF price is greater than the initial ETF price (set on the pricing date), the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 200.00% multiplied by the ETF percent increase, subject to the maximum payment at maturity of at least $13.36 (set on the pricing date) per Trigger PLUS.

If the final ETF price is equal to or less than the initial ETF price but greater than or equal to the trigger level of 90.00% of the initial ETF price, you will receive the principal amount of your Trigger PLUS. However, if the final ETF price is less than the trigger level, you will lose a significant portion of your investment.

The Trigger PLUS are for investors who seek the potential to earn 200.00% of any positive return of the underlying ETF, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing their entire investment if the final ETF price is less than the trigger level.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 26, general terms supplement no. 2,913 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 26, general terms supplement no. 2,913 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 26, general terms supplement no. 2,913 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary pricing supplement dated March 3, 2022
●	General terms supplement no. 2,913 dated June 17, 2021
●	Underlier supplement no. 26 dated January 26, 2022
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical ETF closing pricings), the terms of the securities and certain risks.

RISK FACTORS

An investment in the Trigger PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 2,913, accompanying underlier supplement no. 26, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 26, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your Trigger PLUS are linked. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Your Trigger PLUS Do Not Bear Interest
▪	You May Lose Your Entire Investment in the Trigger PLUS
▪	The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Potential for the Value of Your Trigger PLUS to Increase Will Be Limited
▪	The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF
▪	The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks
▪

The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS

▪	The Amount Payable on Your Trigger PLUS Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date
▪	The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors
▪	Your Trigger PLUS May Not Have an Active Trading Market
▪	If the Price of the Underlying ETF Changes, the Market Value of Your Trigger PLUS May Not Change in the Same Manner
▪	Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock
▪	We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price
▪

If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Trigger PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Trigger PLUS

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Trigger PLUS
▪	Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying ETF

▪

The Policies of the Underlying ETF’s Investment Advisor, SSGA Funds Management, Inc., and the Sponsor of the Index of the Underlying ETF, S&P, Could Affect the Payment at Maturity on Your Trigger PLUS and Their Market Value

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the securities and certain risks.

▪

Except to the Extent The Goldman Sachs Group, Inc. is One of the Companies Whose Common Stock Comprises the Index and the Underlying ETF, and Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underlying ETF, There Is No Affiliation Between the Underlying ETF Stock Issuers, the Index Sponsor, the Underlying ETF Investment Advisor or the Underlying ETF and Us

▪

There is No Assurance That an Active Trading Market Will Continue for the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

▪	The Underlying ETF and Its Index are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of its Index
▪	The Underlying ETF is Concentrated in the Financial Sector and Does Not Provide Diversified Exposure
▪	The Underlying ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Risks Related to Tax

▪	The Tax Consequences of an Investment in Your Trigger PLUS Are Uncertain
▪	Your Trigger PLUS May Be Subject to the Constructive Ownership Rules
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 2,913:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Past Performance is No Guide to Future Performance
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 26:

Additional Risks Relating to Securities Linked to Underliers that are Exchange-Traded Funds

▪	If Your Securities are Linked to an Exchange-Traded Fund, You Will Have Limited Anti-dilution Protection
▪	The Value of the Shares of an Underlier that is a Passively-Managed Exchange-Traded Fund May Not Track the Level of the Index Underlying the Exchange-Traded Fund

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪	Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.
TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the securities and certain risks.